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                                                                    EXHIBIT 12.2

                  BENTON OIL AND GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                                                                     THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                           MARCH 31,
                                      --------------------------------------------------------      --------------------
                                        1994        1993        1992        1991        1990          1995        1994
                                      --------    --------    --------    --------    --------      --------    --------
Earnings (loss) before income taxes
  and extraordinary items..........   $  3,652    $ (4,829)   $ (2,909)   $    512    $    159      $  3,120    $ (1,142)
Add (deduct):
  Portion of rent expense
     representing interest costs...         84          77          73          23          22            21          21
  Interest expense.................      3,688       1,958       1,831       1,736         318         1,618         680
                                      --------    --------    --------    --------    --------      --------    --------
  Earnings as adjusted.............   $  7,624    $ (2,794)   $ (1,005)   $  2,271    $    499      $  4,759    $   (441)
                                       =======     =======     =======     =======     =======       =======     =======
Fixed charges:
  Interest expense.................   $  3,888    $  1,958    $  1,831    $  1,736    $    318      $  1,618    $    680
  Portion of rent expense
     representing interest costs...         84          77          73          23          22            21          21
                                      --------    --------    --------    --------    --------      --------    --------
  Total fixed charges..............   $  3,972    $  2,035    $  1,904    $  1,759    $    340      $  1,639    $    701
                                       =======     =======     =======     =======     =======       =======     =======
Ratio of earnings to fixed charges
  (1)..............................       1.92x         --          --        1.29x       1.47x         2.90x         --
                                       =======     =======     =======     =======     =======       =======     =======
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(1) For the purpose of computing the ratios, "earnings" represents income (loss)
    from operations before income taxes and extraordinary items plus fixed charges exclusive of capitalized interest, and "fixed charges" consists of interest whether expensed or capitalized, amortization of debt expense and an estimated portion of rent expense representing interest costs. As a result of losses incurred by the Company for the years ended December 31,
    1993 and 1992 and the three months ended March 31, 1994, earnings did not cover fixed charges by $4,829,000, $2,909,000 and $1,142,000, respectively.

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